Exhibit 99.1

Press Release

July 23, 2026

FOR IMMEDIATE RELEASE
For more information contact:
Jane Funk, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-5766

WEST BANCORPORATION, INC. ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS AND DECLARES INCREASED QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported second quarter 2026 net income of $11.1 million, or $0.64 per diluted common share, compared to first quarter 2026 net income of $10.6 million, or $0.61 per diluted common share, and second quarter 2025 net income of $8.0 million, or $0.47 per diluted common share. On July 22, 2026, the Company’s Board of Directors declared a regular quarterly dividend of $0.26 per common share, an increase of $0.01 from the prior quarter and representing a record high quarterly dividend for the Company. The dividend is payable on August 19, 2026, to stockholders of record on August 5, 2026.

David Nelson, President and Chief Executive Officer of the Company, commented, “Our net income for the first half of 2026 has increased 37 percent compared to the first half of 2025. Our annualized return on average equity has improved to 16.06 percent for the first half of 2026, compared to 13.74 percent for the first half of 2025 and our annualized return on average assets has grown to 1.10 percent in the second quarter of 2026. As a result of our strong financial performance, we are excited to announce a $0.01 increase in our regular quarterly dividend. This marks the largest quarterly dividend in our Company’s history, providing shareholders with meaningful cash returns on their investments.”

Mr. Nelson added, “Our balance sheet remains exceptionally strong, supported by solid capital and liquidity levels. Credit quality remains pristine with no loans on nonaccrual status at June 30, 2026. Additionally, this marks our eighth consecutive quarter-end with no loans greater than 30 days past due.”

Second Quarter 2026 Compared to First Quarter 2026 Overview

•Quarterly net income was $11.1 million, an increase of $0.5 million, or 4.74 percent, compared to prior quarter.
•Quarterly return on average equity increased to 16.21 percent, compared to 15.91 percent in prior quarter.
•Loan balances were down slightly by $41.5 million, or 1.4 percent, at June 30, 2026 compared to March 31, 2026. However, average loan balances increased by $13.0 million in the second quarter of 2026 compared to the first quarter of 2026. We continue to experience notable loan payoffs as a result of secondary market refinancings and asset and business sales. The change in loan mix was primarily due to reclassifications resulting from completed construction projects moving to permanent financing.

•No credit loss expense on loans was recorded in either the second or first quarter of 2026.

•The allowance for credit losses to total loans was 1.03 percent as of June 30, 2026, compared to 1.02 percent as of March 31, 2026. There were no nonaccrual loans at June 30, 2026 or March 31, 2026. Substandard loans increased to $14.4 million as of June 30, 2026, from $0 as of March 31, 2026. The substandard loans balance consisted of loans to two borrowers, which have loans in the commercial and commercial real estate segments. In both instances, the Company believes the loans within the relationship are sufficiently collateralized. Watch list loans decreased from $41.3 million as of March 31, 2026 to $7.1 million as of June 30, 2026. This decrease was primarily due to loan payoffs totaling approximately $32.2 million.

•Deposits, excluding brokered deposits, increased $15.9 million, or 0.5 percent, in the second quarter of 2026. Brokered deposits were reduced by $6.0 million. As of June 30, 2026, estimated uninsured deposits, which exclude deposits in a reciprocal deposit network, brokered deposits and public funds protected by state programs, accounted for approximately 27.2 percent of total deposits.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.69 percent for the second quarter of 2026, compared to 2.59 percent for the first quarter of 2026. Net interest income for the second quarter of 2026 was $25.5 million, compared to $24.4 million for the first quarter of 2026. The improvement was primarily due to an increase in average loan balances and increase in loan yields for the second quarter of 2026. Loan yields increased by 6 basis points in the second quarter of 2026.

•The efficiency ratio (a non-GAAP measure) was 48.78 percent for the second quarter of 2026, compared to 49.85 percent for the first quarter of 2026.

•The tangible common equity ratio was 6.97 percent as of June 30, 2026, compared to 6.75 percent as of March 31, 2026.

Second Quarter 2026 Compared to Second Quarter 2025 Overview

•Quarterly net income was $11.1 million, an increase of $3.1 million, or 38.8 percent, compared to prior year.
•Quarterly return on average equity increased to 16.21 percent, compared to 13.65 percent in prior year.
•Loan balances were down slightly by $16.2 million at June 30, 2026, or 0.5 percent, compared to June 30, 2025. Average loan balances for the two comparable quarterly periods were relatively unchanged. We continue to experience notable loan payoffs as a result of secondary market refinancings and asset and business sales. The change in loan mix was primarily due to reclassifications resulting from completed construction projects moving to permanent financing and commercial loan restructurings adding real estate collateral.

•Deposits, excluding brokered deposits, increased $50.7 million, or 1.6 percent, as of June 30, 2026, compared to June 30, 2025. Brokered deposits were reduced by $97.8 million.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.69 percent for the second quarter of 2026, compared to 2.27 percent for the second quarter of 2025. Net interest income for the second quarter of 2026 was $25.5 million, compared to $21.4 million for the second quarter of 2025. The increase in net interest margin and net interest income was primarily due to a decrease in interest expense on deposits. The cost of deposits decreased by 46 basis points in the second quarter of 2026 compared to the second quarter of 2025. This was primarily driven by the decline in deposit rates in response to the reduction in the federal funds rate in the second half of 2025.
•The efficiency ratio (a non-GAAP measure) was 48.78 percent for the second quarter of 2026, compared to 56.45 percent for the second quarter of 2025. The improvement in the efficiency ratio in the second quarter of 2026 compared to the second quarter of 2025 was primarily due to the increase in net interest income.

•The tangible common equity ratio was 6.97 percent as of June 30, 2026, compared to 5.94 percent as of June 30, 2025. The increase in the tangible common equity ratio was due to growth in retained earnings and a decrease in accumulated other comprehensive loss.

The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of the Company’s financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 2:00 p.m. Central Time on Thursday, July 23, 2026. The telephone number for the conference call is 800-715-9871. The conference ID for the conference call is 7846129. A recording of the call will be available until August 6, 2026, by dialing 800-770-2030. The conference ID for the replay call is 7846129 followed by the # key.

About West Bancorporation, Inc. (Nasdaq: WTBA)

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for small- to medium-sized businesses and consumers. West Bank has six offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “forecasts,” “plans,” “targets,” “future,” “confident,” “potentially,” “probably,” “outlook,” “may,” “should,” “would,” “could,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, as well as the negative of such words, or references to estimates, predictions or future events. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Such forward-looking statements are based upon certain underlying assumptions, known and unknown, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results may differ, possibly materially, from these forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to: interest rate risk, including the effects of changes in interest rates; fluctuations in the values of the securities held in our investment portfolio, including as a result of rising interest rates; competitive pressures, including from non-bank competitors such as credit unions, “fintech” companies and digital asset service providers; technological changes implemented by us and other parties, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; pricing pressures on loans and deposits; our ability to successfully manage liquidity risk; changes in credit and other risks posed by the Company’s loan portfolio, including declines in commercial or residential real estate values or changes in the allowance for credit losses dictated by new market conditions, accounting standards or regulatory requirements; the concentration of large deposits from certain clients, including those who have balances above current FDIC insurance limits; the threat or imposition of domestic or foreign tariffs or other governmental policies impacting the global supply chain and the value of products produced by our commercial borrowers; effects on the U.S. economy resulting from actions taken by the federal government, including executive orders and immigration enforcement; changes in local, national and international economic conditions, including the level and impact of inflation, and future monetary policies of the Federal Reserve in response thereto, and possible recession; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; the occurrence of fraudulent activity, breaches or failures of our or our third-party partners’ information security controls or cyber-security related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; the effects of acts of war or terrorism, including the wars in Iran and Ukraine, ongoing conflicts in the Middle East, and other international military conflicts that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, affect global supply chains, increase the volatility of financial markets, and other matters beyond our control; widespread disease, pandemics or epidemics, or other adverse external events; risks related to climate change and the negative impact it may have on our customers and their business; changes to U.S. tax laws, regulations and guidance; potential changes in federal policy and at regulatory agencies; talent and labor shortages; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or customers; that availability of future equity and debt issuances and other capital raising opportunities on favorable terms; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that the Company makes in this report or the documents the Company files with or furnishes to the SEC are based only on information then actually known to the Company and upon management’s beliefs and assumptions at the time they are made, which may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that the Company cannot foresee. Forward-looking statements speak only as of the date they are made, and the Company does not undertake and specifically disclaims any obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)

	As of and for the Quarter Ended					For the Six Months Ended
KEY PERFORMANCE RATIOS AND OTHER METRICS	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Return on average assets(1)	1.10%	1.06%	0.72%	0.92%	0.80%	1.08%	0.80%
Return on average equity(2)	16.21	15.91	11.33	15.25	13.65	16.06	13.74
Net interest margin(3)(13)	2.69	2.59	2.47	2.36	2.27	2.64	2.27
Yield on interest-earning assets(4)(13)	5.10	5.04	5.02	5.13	5.07	5.07	5.06
Cost of interest-bearing liabilities	2.88	2.90	3.02	3.26	3.28	2.89	3.27
Efficiency ratio(5)(13)	48.78	49.85	50.21	54.06	56.45	49.31	56.41
Nonperforming assets to total assets(6)	0.00	0.00	0.00	0.00	0.00
ACL ratio(7)	1.03	1.02	1.02	1.01	1.03
Loans/total assets	73.21	74.59	72.47	75.50	73.12
Loans/total deposits	88.20	89.71	86.54	91.00	87.45
Tangible common equity ratio(8)	6.97	6.75	6.42	6.40	5.94

COMMON SHARE DATA
Earnings per common share (basic)	$0.65	$0.62	$0.44	$0.55	$0.47	$1.27	$0.94
Earnings per common share (diluted)	0.64	0.61	0.43	0.55	0.47	1.26	0.93
Dividends per common share	0.25	0.25	0.25	0.25	0.25	0.50	0.50
Book value per common share(9)	16.49	15.90	15.70	15.06	14.22
Closing stock price	26.53	23.79	22.19	20.32	19.63
Market price/book value(10)	160.89%	149.62%	141.34%	134.93%	138.05%
Price earnings ratio(11)	10.18	9.40	12.71	9.31	10.41
Annualized dividend yield(12)	3.77%	4.20%	4.51%	4.92%	5.09%

REGULATORY CAPITAL RATIOS
Consolidated:
Total risk-based capital ratio	13.46%	12.99%	12.77%	12.54%	12.53%
Tier 1 risk-based capital ratio	10.77	10.34	10.14	9.93	9.89
Tier 1 leverage capital ratio	8.91	8.74	8.44	8.51	8.33
Common equity tier 1 ratio	10.18	9.77	9.56	9.37	9.32
West Bank:
Total risk-based capital ratio	13.97%	13.53%	13.35%	13.17%	13.21%
Tier 1 risk-based capital ratio	13.03	12.61	12.44	12.26	12.29
Tier 1 leverage capital ratio	10.79	10.66	10.35	10.50	10.36
Common equity tier 1 ratio	13.03	12.61	12.44	12.26	12.29

(1) Annualized net income divided by average assets.
(2) Annualized net income divided by average stockholders’ equity.
(3) Annualized tax-equivalent net interest income divided by average interest-earning assets.
(4) Annualized tax-equivalent interest income on interest-earning assets divided by average interest-earning assets.
(5) Noninterest expense (excluding other real estate owned expense and write-down of premises) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.
(6) Total nonperforming assets divided by total assets.
(7) Allowance for credit losses on loans divided by total loans.
(8) Common equity less intangible assets (none held) divided by tangible assets.
(9) Includes accumulated other comprehensive loss.
(10) Closing stock price divided by book value per common share.
(11) Closing stock price divided by annualized earnings per common share (basic).
(12) Annualized dividend divided by period end closing stock price.
(13) A non-GAAP measure.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
CONDENSED BALANCE SHEETS	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Assets
Cash and due from banks	$30,986	$40,018	$25,171	$26,875	$35,796
Interest-earning deposits with banks	260,633	180,218	324,502	109,265	212,450
Securities purchased under agreements to resell	142,080	141,742	121,413	96,792	96,955
Securities available for sale, at fair value	446,575	456,410	468,447	537,856	536,709
Federal Home Loan Bank stock, at cost	15,168	15,180	15,167	15,190	15,311
Loans	2,950,114	2,991,638	3,001,690	3,008,888	2,966,357
Allowance for credit losses	(30,530)	(30,523)	(30,525)	(30,515)	(30,539)
Loans, net	2,919,584	2,961,115	2,971,165	2,978,373	2,935,818
Premises and equipment, net	106,626	107,619	108,380	109,212	109,806
Bank-owned life insurance	46,751	46,500	46,192	45,875	45,567
Other assets	61,261	62,171	61,807	66,042	68,257
Total assets	$4,029,664	$4,010,973	$4,142,244	$3,985,480	$4,056,669

Liabilities and Stockholders’ Equity
Deposits	$3,344,900	$3,334,972	$3,468,470	$3,306,517	$3,391,993
Borrowings	374,037	375,221	376,406	389,076	390,260
Other liabilities	29,685	30,037	31,383	34,754	33,486
Stockholders’ equity	281,042	270,743	265,985	255,133	240,930
Total liabilities and stockholders’ equity	$4,029,664	$4,010,973	$4,142,244	$3,985,480	$4,056,669

	For the Quarter Ended
AVERAGE BALANCES	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Assets	$4,029,324	$4,027,218	$4,104,279	$4,004,769	$4,016,490
Loans	2,984,527	2,971,497	2,982,754	2,959,962	2,989,638
Deposits	3,347,452	3,348,255	3,418,539	3,333,800	3,353,982
Stockholders’ equity	273,967	269,453	259,932	242,245	234,399

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
LOANS	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial	$463,248	$471,423	$505,059	$511,316	$500,854
Real estate:
Construction, land and land development	333,753	376,059	426,833	448,660	459,037
1-4 family residential first mortgages	130,951	139,118	93,122	87,784	86,173
Home equity	25,999	27,084	26,088	27,083	24,285
Commercial	1,977,477	1,958,189	1,929,766	1,912,235	1,875,857
Consumer and other	21,347	22,257	23,374	24,697	22,900
	2,952,775	2,994,130	3,004,242	3,011,775	2,969,106
Net unamortized fees and costs	(2,661)	(2,492)	(2,552)	(2,887)	(2,749)
Total loans	$2,950,114	$2,991,638	$3,001,690	$3,008,888	$2,966,357
Less: allowance for credit losses	(30,530)	(30,523)	(30,525)	(30,515)	(30,539)
Net loans	$2,919,584	$2,961,115	$2,971,165	$2,978,373	$2,935,818

CREDIT QUALITY
Pass	$2,931,300	$2,952,824	$2,952,015	$2,973,103	$2,958,318
Watch	7,112	41,306	52,227	38,672	10,788
Substandard	14,363	—	—	—	—
Doubtful	—	—	—	—	—
Total loans	$2,952,775	$2,994,130	$3,004,242	$3,011,775	$2,969,106

DEPOSITS
Noninterest-bearing demand	$553,660	$511,013	$540,358	$512,869	$521,990
Interest-bearing demand	506,574	489,990	577,814	448,731	461,207
Savings and money market - non-brokered	1,705,057	1,731,835	1,739,790	1,677,543	1,749,049
Money market - brokered	100,450	86,304	99,718	121,849	98,877
Total nonmaturity deposits	2,865,741	2,819,142	2,957,680	2,760,992	2,831,123
Time - non-brokered	469,159	485,658	455,944	462,542	451,463
Time - brokered	10,000	30,172	54,846	82,983	109,407
Total time deposits	479,159	515,830	510,790	545,525	560,870
Total deposits	$3,344,900	$3,334,972	$3,468,470	$3,306,517	$3,391,993

BORROWINGS
Subordinated notes, net	$80,287	$80,221	$80,156	$80,090	$80,024
Federal Home Loan Bank advances	270,000	270,000	270,000	270,000	270,000
Long-term debt	23,750	25,000	26,250	38,986	40,236
Total borrowings	$374,037	$375,221	$376,406	$389,076	$390,260

STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—	$—	$—	$—
Common stock	3,000	3,000	3,000	3,000	3,000
Additional paid-in capital	37,312	36,553	37,231	36,473	35,773
Retained earnings	307,408	300,596	294,259	291,069	285,990
Accumulated other comprehensive loss	(66,678)	(69,406)	(68,505)	(75,409)	(83,833)
Total stockholders’ equity	$281,042	$270,743	$265,985	$255,133	$240,930

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Quarter Ended
CONSOLIDATED STATEMENTS OF INCOME	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Interest income:
Loans, including fees	$42,031	$40,946	$41,992	$42,198	$41,666
Securities:
Taxable	2,097	2,143	2,355	2,643	2,685
Tax-exempt	636	638	677	739	742
Deposits with banks	2,130	2,047	2,808	2,087	2,847
Securities purchased under agreements to resell	1,580	1,617	1,370	1,258	22
Total interest income	48,474	47,391	49,202	48,925	47,962
Interest expense:
Deposits	19,184	19,261	21,112	22,539	22,676
Subordinated notes	1,110	1,104	1,109	1,107	1,104
Federal Home Loan Bank advances	2,274	2,244	2,316	2,292	2,259
Long-term debt	385	397	459	486	504
Total interest expense	22,953	23,006	24,996	26,424	26,543
Net interest income	25,521	24,385	24,206	22,501	21,419
Credit loss expense	—	—	—	—	—
Net interest income after credit loss expense	25,521	24,385	24,206	22,501	21,419
Noninterest income:
Service charges on deposit accounts	476	508	493	491	486
Debit card interchange income	514	472	493	477	478
Trust services	1,048	1,010	964	894	801
Increase in cash value of bank-owned life insurance	313	308	317	308	295
Realized securities losses, net	—	—	(3,959)	—	—
Other income	245	256	800	333	350
Total noninterest income (loss)	2,596	2,554	(892)	2,503	2,410
Noninterest expense:
Salaries and employee benefits	7,987	7,632	7,579	7,457	7,343
Occupancy and equipment	2,006	2,006	2,083	2,090	2,034
Technology and software	822	774	789	794	791
Data processing	545	596	673	663	643
FDIC insurance	444	473	475	637	670
Professional fees	298	278	297	303	303
Other expenses	1,665	1,706	1,833	1,606	1,701
Total noninterest expense	13,767	13,465	13,729	13,550	13,485
Income before income taxes	14,350	13,474	9,585	11,454	10,344
Income taxes	3,277	2,902	2,160	2,140	2,365
Net income	$11,073	$10,572	$7,425	$9,314	$7,979

Basic earnings per common share	$0.65	$0.62	$0.44	$0.55	$0.47
Diluted earnings per common share	$0.64	$0.61	$0.43	$0.55	$0.47

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Six Months Ended
CONSOLIDATED STATEMENTS OF INCOME	June 30, 2026	June 30, 2025
Interest income:
Loans, including fees	$82,977	$82,654
Securities:
Taxable	4,240	5,473
Tax-exempt	1,274	1,485
Deposits with banks	4,177	4,464
Securities purchased under agreements to resell	3,197	22
Total interest income	95,865	94,098
Interest expense:
Deposits	38,445	44,099
Subordinated notes	2,214	2,209
Federal Home Loan Bank advances	4,518	4,494
Long-term debt	782	1,022
Total interest expense	45,959	51,824
Net interest income	49,906	42,274
Credit loss expense	—	—
Net interest income after credit loss expense	49,906	42,274
Noninterest income:
Service charges on deposit accounts	984	957
Debit card interchange income	986	924
Trust services	2,058	1,578
Increase in cash value of bank-owned life insurance	621	577
Other income	501	617
Total noninterest income	5,150	4,653
Noninterest expense:
Salaries and employee benefits	15,619	14,347
Occupancy and equipment	4,012	3,997
Technology and software	1,596	1,577
Data processing	1,141	1,260
FDIC insurance	917	1,257
Professional fees	576	611
Other expenses	3,371	3,499
Total noninterest expense	27,232	26,548
Income before income taxes	27,824	20,379
Income taxes	6,179	4,558
Net income	$21,645	$15,821

Basic earnings per common share	$1.27	$0.94
Diluted earnings per common share	$1.26	$0.93

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis and the presentation of the efficiency ratio on an adjusted and FTE basis, excluding certain income and expenses. Management believes these non-GAAP financial measures provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. These measures are considered standard measures of comparison within the banking industry. Additionally, management believes providing measures on a FTE basis enhances the comparability of income arising from taxable and nontaxable sources. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on a fully taxable equivalent basis and efficiency ratio on an adjusted and FTE basis.

(in thousands)	For the Quarter Ended					For the Six Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	June 30, 2026	June 30, 2025
Reconciliation of net interest income and net interest margin on a FTE basis to GAAP:
Net interest income (GAAP)	$25,521	$24,385	$24,206	$22,501	$21,419	$49,906	$42,274
Tax-equivalent adjustment (1)	75	72	70	61	59	147	125
Net interest income on a FTE basis (non-GAAP)	25,596	24,457	24,276	22,562	21,478	50,053	42,399
Average interest-earning assets	3,820,041	3,821,463	3,893,827	3,790,154	3,799,081	3,820,748	3,758,487
Net interest margin on a FTE basis (non-GAAP)	2.69%	2.59%	2.47%	2.36%	2.27%	2.64%	2.27%

Reconciliation of efficiency ratio on an adjusted and FTE basis to GAAP:
Net interest income on a FTE basis (non-GAAP)	$25,596	$24,457	$24,276	$22,562	$21,478	$50,053	$42,399
Noninterest income	2,596	2,554	(892)	2,503	2,410	5,150	4,653
Adjustment for realized securities losses, net	—	—	3,959	—	—	—	—
Adjustment for losses on disposal of premises and equipment, net	28	2	—	—	—	30	8
Adjusted income	28,220	27,013	27,343	25,065	23,888	55,233	47,060
Noninterest expense	13,767	13,465	13,729	13,550	13,485	27,232	26,548
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	48.78%	49.85%	50.21%	54.06%	56.45%	49.31%	56.41%
(1)    Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2)     The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the Company's financial performance. It is a standard measure of comparison within the banking industry. A lower ratio is more desirable.